                                                                  Exhibit 4.7(b)




Phillip S. Dingle
Chairman & Chief Executive Officer
Writer's Ext. 2320


                                                     July 26, 2002

VIA FACSIMILE (561) 394-0540

HealthPlan Holdings, Inc.
c/o SunCapital Advisors II, L.P.
5200 Town Center Circle, Suite 470
Boca Raton, FL 33486

Attention:  Mr. Rodger R. Krouse

     Re: Letter Agreement dated July 1, 2002 regarding Shares of Common Stock, par value $0.01 per share ("Common Stock") of PlanVista Corporation ("PVC") Owned by HealthPlan Holdings, Inc. ("HPHI")

Dear Rodger:

     On July 1, 2002, you executed a letter agreement with us relating to the sale of certain shares of PlanVista Corporation owned by you and various registration rights which you possess with respect to shares of PlanVista Corporation owned by you (the "Letter Agreement"). A copy of that letter is attached hereto as Exhibit A. In connection with the transactions contemplated by this letter, we have filed a Third Amendment to our Registration Statement on Form S-1 which is referenced therein and have been advised by Friedman, Billings, Ramsey & Co., Inc., our underwriters, that due to existing market conditions we should obtain an extension of the time of the expected closing of this offering until September 11, 2002. We have circulated a request for this extension to our senior lenders and subject to and conditioned upon receipt of our senior lenders' agreement to extend the date for completion of this offering from August 12 to September 11, 2002, we ask you to extend the August 12, 2002 date in paragraphs 1 and 7 of the Letter Agreement from August 12, 2002 to September 11, 2002.

     Please indicate your acceptance of this amendment to the Letter Agreement by signing as indicated below. This amendment is expressly conditioned upon our receipt from all of our senior lenders of their agreement to extend the time for completion of the offering and exercise of the option granted to us by our senior lenders on April 12, 2002 to retire our outstanding preferred

Mr. Rodger R. Krouse
July 26, 2002
Page 2

stock and senior lender debt from its current expiration date of August 12, 2002 until September 11, 2002.

         We very much appreciate your understanding and cooperation.

                                                     Sincerely yours,

                                                     /s/ Phillip S. Dingle

                                                     Phillip S. Dingle

AGREED AND ACCEPTED
this 26th day of July, 2002:

HEALTHPLAN HOLDINGS, INC.


By:      /s/ Rodger R. Krouse
   -----------------------------------------------------------
         Rodger R. Krouse

Title:   Vice President
      -----------------------------------------------

                                   EXHIBIT "A"

Phillip S. Dingle
Chairman & Chief Executive Officer
Writer's Ext. 2320


                                  July 1, 2002

VIA FACSIMILE (561) 394-0540

HealthPlan Holdings, Inc.
c/o SunCapital Advisors II, L.P.
5200 Town Center Circle, Suite 470
Boca Raton, FL 33486

Attention:  Mr. Rodger R. Krouse

     Re: Shares of Common Stock, par value $0.01 per share ("Common Stock") of PlanVista Corporation ("PVC") Owned by HealthPlan Holdings, Inc. ("HPHI")

Dear Rodger:

     In connection with the June 2001 sale of HealthPlan Services, Inc. by PVC to HPHI, PVC issued to HPHI 811,726 shares of Common Stock (the "Purchased Shares") and a $5 million convertible promissory note (the "Note"). In addition, HPHI and PVC entered into that certain registration rights agreement, dated as of June 18, 2001 (the "Registration Rights Agreement"), pursuant to which PVC granted to HPHI various registration rights with respect to the Purchased Shares and Registrable Securities (as defined in the Registration Rights Agreement).

     On August 1, 2001, in accordance with the Registration Rights Agreement, PVC filed a registration statement on Form S-1 covering the Purchased Shares (as well as shares owned by certain other stockholders), which, to date, has not been made effective. As a result of PVC's failure to effect the registration of the Purchased Shares, under the terms of the Registration Rights Agreement, PVC has issued to HPHI 100,000 shares of Common Stock (the "Late Registration Penalty Shares") as penalty payments for its failure to effect the registration statement by certain specified dates and 100,000 shares of Common Stock (the "Redemption Default Cap Shares") for its failure to redeem the Purchased Shares for cash.

     PVC issued to HPHI 27,726 shares of Common Stock on March 18, 2002 as interest under the Note (for the period from June 18, 2001 through December 31, 2001) and an additional 13,826

Mr. Rodger R. Krouse
July 1, 2002
Page 2


shares of Common Stock on June 7, 2002 as interest under the Note (for the period from January 1, 2002 through April 12, 2002, the date of conversion of the Note) (in the aggregate, the "Interest Shares").

     On April 12, 2002, PVC completed a debt restructuring transaction (the "Restructuring") with its senior lenders. In connection with the Restructuring, the Note was converted into 813,273 shares of Common Stock (the "Conversion Shares").

     PVC intends to commence an underwritten public offering (the "Offering") of shares of Common Stock, the proceeds of which will be used primarily to repay outstanding amounts owed to its senior lenders under the Restructuring and to redeem the shares of Series C preferred stock, par value $.01 per share, issued to PVC's senior lenders in connection with the Restructuring (the "Series C Preferred Stock"). PVC has prepared a registration statement on Form S-1 (the "Registration Statement") to register the shares of Common Stock to be sold in the Offering. PVC intends to include shares of Common Stock held by certain stockholders, with respect to which PVC has granted registration rights, in the Offering. PVC has provided to HPHI a draft of the Registration Statement for HPHI's review, and a copy of the Registration Statement as filed with the Securities and Exchange Commission.

     In addition, PVC has agreed to register for resale on a shelf registration statement as soon as practicable after the 180-day period following the consummation of the Offering (the "Lock-Up Period"), certain shares of Common Stock that will not be included in the Offering, but with respect to which PVC has granted registration rights, and HPHI has agreed to comply with certain selling restrictions during the Lock-Up Period, to the extent applicable to HPHI (as herein provided).

     In light of the foregoing and pursuant to our recent conversations, HPHI and PVC hereby agree as follows:

     1. HPHI will not request a demand registration pursuant to the Registration Rights Agreement while the Offering is pending, but if the Offering has not been consummated by August 12, 2002, this provision will be of no further force or effect.

     2. Immediately following the consummation of the Offering, PVC will redeem the Conversion Shares in exchange for $5 million in cash from the proceeds of the Offering. In the event that any of the Conversion Shares are not redeemed by PVC upon completion of the Offering, then at HPHI's election, the Company will register such shares on the shelf registration statement as provided in paragraph 5 hereof and in no event shall the Conversion Shares be subject to the restrictions set forth in paragraph 3 hereof during the Lock-Up Period.

     3. PVC will register the 811,726 Purchased Shares, the 100,000 Late Registration Penalty Shares and the 41,552 Interest Shares (collectively, the "Eligible Shares") in the Offering.

Mr. Rodger R. Krouse
July 1, 2002
Page 3

At or prior to the time of pricing, HPHI must elect, irrevocably, whether or not to sell the Eligible Shares in the Offering (which election shall either be to sell all or none of such Eligible Shares), by executing and delivering a notice, in the form of Attachment A hereto, to Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, Arlington, VA 22209; Attn: Peter van der Meer; facsimile (703) 312-9698. Should HPHI elect to sell the Eligible Shares in the Offering, HPHI will execute an underwriting agreement with Friedman, Billings, Ramsey & Co., Inc. ("FBR"), PVC's managing underwriters in the Offering, and PVC, pursuant to which HPHI will agree to sell the Eligible Shares in the Offering in accordance with the terms thereof. In the event that FBR recommends a reduction in the number of shares to be sold in the Offering, HPHI will receive priority over any other selling stockholder with respect to the sale of its shares in the Offering, and will be the last selling stockholder to be required to reduce the number of shares to be sold. Additionally, to the extent that any of the Eligible Shares are cut back by FBR, PVC or otherwise, these Eligible Shares shall not be subject to the Lock-Up Agreement referred to below. Should HPHI elect not to sell the Eligible Shares in the Offering, HPHI will enter into a lock-up agreement with FBR, containing terms and conditions customary for a lock-up agreement, the terms of which will include HPHI's agreement that, except as provided in the immediately preceding sentence, during the Lock-Up Period, it will not, without the prior written consent of FBR, (1) exercise any registration rights granted to it under the Registration Rights Agreement or (2) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Eligible Shares not being sold in the Offering or any Redemption Default Cap Shares or any other equity securities of PVC that it may acquire, or any securities convertible into or exercisable or exchangeable for equity securities of PVC, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such equity securities of PVC, whether any such transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise (the "Lock-Up Agreement").

     4. If FBR exercises its right to increase the size of the Offering by purchasing additional shares pursuant to the 30-day option to be contained in the Underwriting Agreement (the "Green Shoe Option"), to the extent that the proceeds to PVC from the exercise of the Green Shoe Option are sufficient, PVC will redeem the Redemption Default Cap Shares to the extent the proceeds permit and the redemption price shall be the offering price per share for shares sold in the offering net of underwriting discounts and commissions.

     5. If the offering closes and the Redemption Default Cap Shares are not fully redeemed, such unredeemed shares shall be subject to the Lock-Up Agreement and, following the Lock-Up Period, subject to all other existing registration rights granted as of the date hereof, PVC will register the Redemption Default Cap Shares, which were not redeemed pursuant to the provisions of paragraph 4 above, if any, on a registration statement to be filed with the Securities and Exchange Commission for the sale, on a continuous or delayed basis, of shares of Common Stock held by certain stockholders (the "Shelf Registration Statement"). In addition, should HPHI

Mr. Rodger R. Krouse
July 1, 2002
Page 4

elect not to sell or be unable to sell (as a result of a required reduction by FBR as described in paragraph 3 above) any of the Eligible Shares in the Offering, PVC will register such shares on the Shelf Registration Statement. In the event that any of the Conversion Shares are not redeemed upon completion of the Offering, HPHI may also elect to include any such Conversion Shares in the Shelf Registration Statement.

     6. Should HPHI elect to include the Eligible Shares in the Offering, such registration will fulfill PVC's registration obligation pursuant to Section 2.1 of the Registration Rights Agreement and will constitute an exercise of HPHI's "piggy-back" registration rights with respect to such shares. Except as set forth above, unless and until all of HPHI's PVC shares covered thereby are disposed of in a transaction in which no registration rights continue in accordance with the terms thereof, all rights granted to HPHI under the Registration Rights Agreement remain in full force and effect including, without limitation, HPHI's right to two demand registrations.

     7. Notwithstanding anything stated herein, the foregoing agreements shall be of no force and effect in the event that the Offering is not consummated by August 12, 2002. Any reference to a number of shares of Common Stock in this letter agreement does not reflect the effect of PVC's contemplated one-for-five reverse stock split that is to take effect prior to the effective date of the Offering, and is subject to adjustment for such reverse stock split.

     Please sign where indicated below to indicate your acceptance of the foregoing. I very much appreciate your understanding and cooperation.

                                       Sincerely yours,

                                       /s/ Phillip S. Dingle

                                       Phillip S. Dingle
                                       Chairman of the Board


AGREED AND ACCEPTED
this 1st day of July, 2002:

HEALTHPLAN HOLDINGS, INC.


By: /s/ Rodger R. Krouse
    --------------------------------
    Rodger R. Krouse

Title: Vice President
       -----------------------------

                                  Attachment A

                Notice of Election to Participate in the Offering

Friedman, Billings, Ramsey & Co., Inc.
1001 Nineteenth Street North
Arlington, VA  22209
Attn: Peter Van der Meer

     HealthPlan Holdings, Inc. ("HPHI") hereby irrevocably agrees to sell [_] all / [_] none of the _________ shares of PlanVista Corporation ("PVC") common stock, par value $0.01 per share, owned by HPHI, constituting the Eligible Shares, as defined in the letter agreement (the "Letter Agreement") dated July __, 2002, between HPHI and PVC, in the Offering pursuant to the Registration Statement (each as defined in the Letter Agreement), subject to the terms thereof.

                                       HEALTHPLAN HOLDINGS, INC.


                                       By:
                                          ------------------------------------
                                          Rodger R. Krouse

                                       Title:
                                             ---------------------------------